Exhibit 10.3

February 19, 2015

Mr. Christopher Sinclair

c/o Mattel, Inc.

333 Continental Boulevard

El Segundo, California 90245

Dear Chris,

We are pleased to extend you an offer of employment with Mattel HQ, Inc. for the position of Chairman of the Board of Directors (“Board”) of Mattel, Inc. (“Mattel” or the “Company”) and Interim Chief Executive Officer of Mattel, with a hire date of January 25, 2015. As the Interim Chief Executive Officer, you will report directly to the Board. This letter provides an overview of some of the compensation and benefit offerings that will be available to you as Interim Chief Executive Officer.

BASE SALARY

Your monthly base salary will be $200,000, payable on a biweekly basis less applicable federal and state taxes and other required withholdings. As this is an exempt position, you are not eligible for overtime pay. Our workweek is Monday through Sunday, and paychecks are issued every other Friday for the previous two workweeks. You will not be compensated separately for your position as Chairman of the Board.

MATTEL INCENTIVE PLAN

You will not be eligible to participate in the Mattel Incentive Plan.

LONG-TERM INCENTIVE PROGRAM

You will not be eligible to participate in the Long-Term Incentive Program.

SPECIAL EQUITY GRANT

You will receive a special equity grant in the form of restricted stock units (“RSUs”) with a grant value of $1,500,000 and a grant date of January 29, 2015. The RSU grant will vest 100% on the first anniversary of the grant date, subject to your continued service with the Company through the vesting date. The grant dollar value of the RSUs will be converted into a number of RSUs by dividing the grant dollar value by the closing stock price on the grant date. If the RSUs vest, you will receive shares of Mattel stock, less applicable federal and state taxes and other required withholdings. If and when cash dividends are declared by Mattel, you will receive dividend equivalents, currently paid quarterly through payroll, based on your unvested RSUs.

Please note this is a summary of your equity grant, and you will be required to sign the equity grant agreement that sets forth the terms and conditions that govern your equity grant.

ANNUAL EQUITY GRANTS

You will not be eligible to participate in the annual equity grant program.

SPECIAL TRANSITION/MOBILITY ALLOWANCE

You will receive a special monthly transition/mobility allowance in the amount of $60,000, less applicable federal and state taxes and other required withholdings, payable on the first paycheck of each month. This allowance is intended to assist you with your temporary living and commuting expenses while working on Company matters.

PERSONAL USE OF PRIVATE AIRCRAFT

You will be eligible for periodic personal use of a private aircraft up to a maximum of 25 flight hours per year.

EXECUTIVE BENEFITS & PERQUISITES

As an executive, you will be eligible to participate in the Company’s executive benefits and perquisites; however, you will not be eligible to participate in the Supplemental Executive Retirement Plan or the Company’s Deferred Compensation and PIP Excess Plan.

FINANCIAL COUNSELING

As a senior executive, you are eligible to receive reimbursement from Mattel of up to $10,000 per year, less applicable federal and state taxes and other required withholdings, for financial counseling services through a company of your choice.

SEVERANCE

You will not be eligible to participate in any Company severance plan, program or arrangement.

HEALTH & WELFARE

The following is a brief outline of benefits in which you and your qualified dependents, if applicable, will be eligible to participate in as of your hire date, with the exception of short & long-term disability insurance, which are available upon the successful completion of your first 90 days of employment.

Medical	Life Insurance

Dental	Accidental Death & Dismemberment

Vision	Business Travel Coverage

Prescription	Short & Long-Term Disability

In addition, the Company also offers a number of employee programs and services that are designed to create a healthy lifestyle, build your financial future and enhance your work/life balance.

RETIREMENT/401(k)

You are eligible to participate in the Company’s retirement program, the Mattel, Inc. Personal Investment Plan (PIP), which is a 401(k) savings/retirement plan. The PIP offers both Company automatic and matching contributions in addition to employee voluntary contributions as outlined below:

•	Company Automatic Contributions: The Company will make automatic contributions to your account at 8% of your salary, based on your age.

•	Employee Contributions: The PlP allows for voluntary employee contributions. To help you get started, you will initially be automatically enrolled at 2% of your eligible compensation on a pre-tax basis, which will be matched dollar-for-dollar by the Company. This contribution will begin automatically within about 45 days of your hire date. The PIP provides you the choice to increase this contribution up to 80% of your eligible compensation, subject to IRS limitations. To receive the full Company Matching contribution, you will need to contribute 6%. Please note, you will have the opportunity to opt-out of the 2% pre-tax contribution before the first deduction from your paycheck.

•	Company Matching Provision: The Company will match your contributions up to the first 6% of your eligible compensation in your PIP account as follows:

•	on a dollar-for-dollar basis up to 2% of your eligible compensation; and

•	on a fifty-cents-on-the-dollar basis for up to the next 4% of your eligible compensation.

You will receive a PIP packet in the mail within two weeks of your first day of employment. This packet will provide additional details regarding your options for increasing, decreasing or cancelling your contribution, as well as the available investment offerings.

GENERAL INFORMATION

This offer letter is only a summary of your compensation and benefits. More details and plan provisions are provided in our Summary Plan Descriptions, Plan Documents or program summaries, which govern and are subject to periodic modification and revision. You will receive specific benefit information and enrollment instructions in the mail.

This offer letter supersedes any prior communications you may have had with Company employees and/or representatives, and reflects the entire understanding between you and the Company, regarding the terms of employment being offered to you. No Company employee and/or representative has authority to make any promise related to this offer that is not contained in this letter and, by signing below, you affirm that you have not signed this offer letter in reliance on any such promise. By signing below, you confirm that your negotiation, acceptance and/or performance of the terms of this offer does not violate any contract or arrangement you may have with any third party. If the Company determines (in its sole discretion) that your confirmation may be inaccurate for any reason, it can be a basis for terminating your employment “with cause.” By signing below, you agree to indemnify the Company against any claims that may be brought against the Company relating to any allegation that you violated any contract or arrangement between you and such third party.

In addition, as a condition of your employment, you will need to sign an Employee Confidentiality and Inventions Agreement (in which you will be asked to disclose all prior inventions, if any, that you own), certify that you will, at all times, comply with the Company’s Code of Conduct, and complete a Conflict of Interest Questionnaire.

The terms of this offer letter do not imply employment for a definite period. This means that your employment will be at-will, and either you or the Company can terminate it at any time, for any or no reason, with or without cause or advance notice. This at-will relationship cannot be changed by any statement, act, series of events, or pattern of conduct and can only be changed by an express, written agreement signed by the Chief Human Resources Officer of Mattel.

Also, please note that as an executive of the Company, and an officer, you will be considered an Insider for purposes of Mattel’s Insider Trading Policy and are subject to window period restrictions. This means that you are restricted to conducting transactions in Mattel stock ONLY during open window periods. Examples of such transactions include sales of shares underlying a stock option (including sales of shares to generate cash to pay the exercise price) and changes in elections in the Mattel stock fund of Mattel’s 401(k) plan. For more information about the Policy and its restrictions, you can access and/or obtain a copy of the Policy on Mattel’s Code of Conduct website.

Chris, we are sincerely pleased to provide you with this letter detailing the terms of your position and look forward to a mutually beneficial arrangement.

Please review the terms contained herein and sign below to indicate your understanding and concurrence. Also, note that I have enclosed two copies of the letter so that you can return a signed copy to me and retain one for your records.

If I can answer any questions, please do not hesitate to call me.

Sincerely,

/s/ Michael J. Dolan
Michael J. Dolan
Chairman Compensation Committee Mattel, Inc. Board of Directors

Agreed and Accepted:

/s/ Christopher Sinclair	2/24/15
Christopher Sinclair	Date

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